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                                   EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                          COUNTRY MAID FINANCIAL, INC.

                            A WASHINGTON CORPORATION

        Pursuant to the provisions of RCW 23B.10.070 of the Washington Business Corporation Act, the following Restated Articles of Incorporation are submitted for filing.

                                   ARTICLE I.

                                      NAME

        The name of the Corporation is Country Maid Financial, Inc.


                                   ARTICLE II.

                                    DURATION

        The period of its duration is perpetual.


                                  ARTICLE III.

                           REGISTERED OFFICE AND AGENT

        The registered office of the Corporation in the State of Washington is 2300 - 130th Avenue NE, Suite A103, Bellevue, Washington 98005 and the registered agent for the Corporation is Jones Law Group, PLLC.


                                   ARTICLE IV.

                               PURPOSES AND POWERS

        The purposes and powers of the Corporation are:

        1. To engage in any lawful activities for which corporations may be organized.

        2. To do anything which shall appear necessary or beneficial to the Corporation in connection with (a) its operation, (b) accomplishment of its purposes, or (c) exercise of its powers set forth in these Articles.



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                                   ARTICLE V.

                                 CAPITALIZATION

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 490,000,000 shares of common stock, no par value, and 10,000,000 of preferred stock, no par value.

No capital stock, after the amount of the subscription price or par value has been paid, is subject to assessment to pay the debts of the Corporation.

The power to issue all classes, kinds and series of stock permitted by law is expressly vested in the Board of Directors, subject to this Article.


                                   ARTICLE VI.

                                CONSENT TO ACTION

Any action which may be taken at a meeting of the shareholders or Directors may be taken without a meeting if all shareholders or Directors entitled to vote on the action consent in writing to the action taken. The written consent shall have the same force and effect as a unanimous vote of the shareholders or Directors.


                                  ARTICLE VII.

                                CUMULATIVE VOTING

No shareholder shall be entitled to cumulate his votes for election of Directors.


                                  ARTICLE VIII.

                                PREEMPTIVE RIGHTS

Unless otherwise determined by the Board of Directors, shareholders of the Corporation have no preemptive rights. No shareholder of the Corporation shall be entitled, as a matter of right, to purchase or subscribe for any stock of any class which the Corporation may issue or sell, whether or not exchangeable for any stock of the Corporation of any class or classes and whether out of unissued shares authorized by the Articles of Incorporation of the Corporation as originally filed or by any amendment thereof or out of shares acquired in the future. Nor, unless otherwise determined by the Board of Directors, shall any holder of any shares of the capital stock of the Corporation be entitled, as a matter of right, to purchase or subscribe for any obligation which the Corporation may issue or sell that shall be convertible into or exchangeable for any shares of the stock of the Corporation of any class or classes, or to which shall be attached or appurtenant to any warrant or warrants or any other instrument or instruments that shall confer upon the holder or holders of such obligation the right to subscribe for or purchase from the Corporation any shares of its capital stock of any class or classes.



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                                   ARTICLE IX.
                               BOARD OF DIRECTORS

The number of Directors shall be fixed by the Bylaws of the Corporation. The Board of Directors consists of three Directors, whose names and addresses are:

               C. Richard Kearns
               2500 S. Main
               Lebanon, Oregon 97355

               John C. Moneymaker
               2500 S. Main
               Lebanon, Oregon 97355

               Terrence J. Trapp
               2500 S. Main
               Lebanon, Oregon 97355


                                   ARTICLE X.

                              CONFLICTS OF INTEREST

No contracts or other transactions between the Corporation and any other corporation, and no act of the Corporation shall in any way be affected or invalidated by the fact that any of the Directors of the Corporation is pecuniarily or otherwise interested in, or is a Director or officer of, such other corporation; and any Director individually, or any firm of which any Director may be a member, may be a party to, or may be pecuniarily or otherwise interested in any contracts or transactions of the Corporation, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or a majority thereof.


                                   ARTICLE XI.

                        AMENDMENT OF BYLAWS AND ARTICLES

The Corporation reserves the right to amend, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereinafter prescribed by law, and all rights and powers conferred by these Articles of Incorporation on shareholders and directors are subject to this reserved power.

The Board of Directors is expressly authorized to make, alter or repeal any or all of the Bylaws of the Corporation, to the fullest extent provided by the Washington Business Corporation Act.



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                                  ARTICLE XII.
                                    DIRECTORS

The members of the governing Board shall be known as Directors. The Directors of the Corporation need not be stockholders. The number of Directors may at any time be increased or decreased by the Directors at any annual or special meeting. Any directorship to be filled by reason of an increase in the number of Directors may be filled by the Board of Directors for a term of office continuing only until the next election of Directors.

If there are nine or more Directors, or if the Corporation is a public Corporation, the Board of Directors shall be divided into three classes, Class I, Class II, and Class III, which shall be as nearly equal in number as possible. Each Director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which the Director was elected; provided however, that each initial Director in Class I shall hold office until the first annual meeting of stockholders; each initial Director in Class II shall hold office until the second annual meeting of stockholders, and each initial director in Class III shall hold office until the third annual meeting of stockholders.

The number of Directors may at any time be increased or decreased by the unanimous vote of the Board of Directors provided that no decrease shall have the effect of shortening the term of any incumbent Director. In the event of any increase or decrease in the authorized number of Directors, (a) each Director then serving shall nevertheless continue as a Director of the class of which he is a member until the expiration of his current term, or his prior death, retirement, resignation or removal, and (b) the newly created or eliminated directorships resulting from the increase or decrease shall be apportioned by the Board of Directors among the three classes of Directors so as to maintain the classes as nearly equal as possible.

Directors may be removed from office for cause only. In addition, the approval of stockholders representing not less than a majority of each class of the issued and outstanding stock entitled to vote at the election of Directors shall be required for removal of any Director.

Notwithstanding any of the foregoing provisions of this Article, each Director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal. Should a vacancy occur or be created, whether arising through death, resignation or removal of a Director or through an increase in the number of Directors of any class, the vacancy shall be filled by a majority vote of the remaining Directors of the class in which the vacancy occurs, or by the sole remaining Director of that class if only one Director remains, or by the majority vote of the remaining Directors of the other two classes if there be no remaining member of the class in which the vacancy occurs. A Director so elected to fill a vacancy shall serve for the remainder of the then present term of office of the class to which he was elected.



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                                  ARTICLE XIII.

                             USE OF CAPITAL SURPLUS

The Board of Directors shall have power to determine the use and disposition of any surplus or net profits over and above the stated capital. The Board may distribute to its shareholders out of capital surplus of the Corporation a portion of its assets, in cash or property, subject to statutory provisions. The Board may apply such surplus or accumulated profits to the acquisition of the bonds, capital stock or other obligations of the Corporation. The Board shall have absolute discretion to determine the manner and terms of such acquisition. Shares of capital stock so acquired may be resold unless they have been retired in order to decrease the Corporation's stated capital.


                                  ARTICLE XIV.

                          RESERVES AND WORKING CAPITAL

The Board of Directors shall have power to determine the amount to be set aside from the earnings of the Corporation as working capital before paying any dividends or distributing any profits. The Board shall have absolute discretion to determine amounts to be set aside from the profits of the Corporation. Such amounts may be used as additional working capital, as a fund for the payment and retirement of the indebtedness of the Corporation, whether funded or otherwise, or as a surplus fund such beneficial corporate purposes as the Board may determine.


                                   ARTICLE XV.

                             QUORUM OF SHAREHOLDERS

A quorum at a meeting of shareholders is constituted by the representation in person or by proxy of forty percent (40%) of the shares entitled to vote. Shares shall not be counted to make up a quorum for a meeting if voting of them at the meeting has been enjoined or for any reason they cannot be lawfully voted at the meeting. The shareholders present at a duly held meeting at which a quorum is present may continue to do business until adjournment in spite of the withdrawal of enough shareholders to leave less than a quorum.


                                  ARTICLE XVI.

                          ISSUANCE OF SHARES IN SERIES

The shares of any preferred or special class may be divided into and issued in series. If not otherwise determined by these Articles, the Board of Directors shall have authority to divide any or all classes into series, and fix and determine the relative rights and preferences of the shares of any series so established.



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                                  ARTICLE XVII.

                                 INDEMNIFICATION

        To the fullest extent permitted by the Washington Business Corporation Statute as it presently exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

        Neither any amendment nor repeal of this Article XVII, nor the adoption of any provision of the Corporation's Articles of Incorporation inconsistent with this Article XVII, shall eliminate or reduce the effect of this Article XVII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article XVII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.





I certify that I am an officer of the above named Corporation and am authorized to execute this application on behalf of the Corporation.


Dated:    May          , 1999


COUNTRY MAID FINANCIAL, INC.





Mark D. Owen, Secretary




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